Exhibit 10.1
PHH CORPORATION
CHANGE IN CONTROL
SEVERANCE AGREEMENT
     This CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is made and entered into effective October 13, 2008, by and between Sandra Bell (“Executive”) and PHH Corporation, a Maryland corporation (the “Company”).
     WHEREAS, Executive is employed by the Company and the Company desires to provide Executive with certain severance benefits in the event of a Change in Control (as herein defined) as consideration for Executive’s service with the Company.
     NOW, THEREFORE, in consideration of the aforementioned and of the mutual covenants and conditions contained in this Agreement, it is agreed as follows:
     1. Change in Control Severance Benefits. In the event Executive incurs a separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) within twelve months following a Change in Control as the result of any (i) involuntary termination of employment other than for Cause (as defined below) or Disability (as defined below), or (ii) voluntary termination of employment by Executive as a result of any (I) change in the required location of Executive’s employment as of the date of this Agreement in excess of 50 miles other than changes in location required in connection with Executive’s initial offer of employment, (II) material diminution in Executive’s duties or responsibilities as of the date of this Agreement, provided that the mere occurrence of the Change in Control (including the failure of Executive to (x) retain responsibilities and duties in respect of either the mortgage business or fleet business or (y) hold a position in a public company) shall not constitute diminution in duties or responsibilities, or (III) reduction of Executive’s base salary or material reduction in compensation opportunity as of the date of this Agreement, the Company shall pay Executive a single lump sum cash payment equal to $1,600,000 (“Severance Benefits”); provided, that Executive executes the General Release substantially in the form attached hereto as Exhibit A and does not revoke such General Release as set forth therein. The Severance Benefits shall be paid no later than five days after the expiration of the seven-day period for revocation of the General Release.
     For purposes of this Agreement, “Cause” means (a) a material failure of Executive to substantially perform Executive’s duties with the Company or its subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its subsidiaries; (c) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (d) repeated instances of negligence in the performance of Executive’s job or any instance of gross negligence in the performance of Executive’s duties as an employee of the Company or one of its subsidiaries; (e) any breach by Executive of any fiduciary obligation owed to the Company or any subsidiary or any material element of the Company’s Code of Ethics, the Company’s Code of Conduct or other applicable workplace policies; or (f) failure by Executive to perform her job duties for the Company to the best of Executive’s ability and in accordance with reasonable instructions and directions from Executive’s supervisor, and the reasonable workplace policies and procedures established by the Company, as applicable, from time to time; and “Disability” means any condition which entitles Executive to benefits under the Company’s long-term disability plan covering Executive, as in effect at the time of any termination of employment.
     For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events on or before December 31, 2009:
(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of common stock, par value $0.01 per share, of the Company (“Stock”)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities (excluding any person who becomes such a beneficial owner in connection with a transaction immediately following which the individuals who comprise the Board of Directors of the Company (the “Board”) immediately prior thereto constitute at least a majority of the Board, the entity surviving such transaction or, if the Company or the entity surviving the transaction is then a subsidiary, the ultimate parent thereof);
(b) the following individuals cease for any reason to constitute a majority of the number of directors of the Board then serving: individuals who, on the effective date of a Change in Control (the “Effective Date”), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;
(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or
(d) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the assets of the Company, PHH Mortgage Corporation or PHH Vehicle Management Services LLC (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of its assets to an entity, immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the ultimate parent thereof.
(e) Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of an offering of the equity securities of the Company that is registered with the Securities and Exchange Commission or the consummation of any transaction or series of integrated transactions immediately following which the holders of the Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
     2. Notice and Opportunity to Cure. Notwithstanding anything in Section 1 to the contrary, (i) no Severance Benefits shall be paid in connection with any voluntary termination of employment described in clause (ii) of Section 1 unless Executive provides the Company with written notice of the existence of the condition described in clause (ii) no later than 90 days after the initial existence of such condition is known to Executive and the Company fails to remedy such condition within 30 days of the date of such written notice; and (ii) no termination shall be deemed to be for Cause as described in clauses (a), (d), (e) or (f) of the second paragraph of Section 1 unless the Company provides Executive with written notice of the existence of the conditions that constitute Cause no later than 90 days after the initial existence of such condition is known to the Company and Executive fails to remedy such condition within 30 days of the date of such written notice.
     3. Parachute Payments. In the event that any payment or distribution by the Company for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or, including without limitation, pursuant to the vesting and acceleration provisions under the PHH 2005 Equity and Incentive Plan) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax is hereinafter referred to as the “Excise Tax”), then with the consent of Executive, Severance Benefits shall be reduced to the extent necessary so that no portion of the Payment shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made. The “net after-tax benefit” shall equal the total of all Payments, less the Excise Tax. The Company shall retain a nationally recognized accounting firm (the “Accounting Firm”) that is reasonably acceptable to Executive (which may be, but will not be required to be, the Company’s independent auditors) to make a determination of whether the Severance Benefits should be reduced. The Accounting Firm shall submit its determination and detailed supporting calculations to both Executive and the Company no later than 10 days prior to the date on which the Severance Benefits are to be paid. If the Accounting Firm determines that the Severance Benefits should be reduced and Executive consents, the Severance Benefits shall be reduced but only to the extent necessary so that no portion of the Payments shall be subject to the Excise Tax, and the Company shall pay such reduced amount to Executive at the time prescribed by Section 1 of the Agreement. If the Accounting Firm determines that none of the Payments, after taking into account any reduction pursuant to this Section 3, constitutes a “parachute payment” within the meaning of Section 280G of the Code, it will, at the same time as it makes such determination, furnish Executive and the Company an opinion that Executive has substantial authority not to report any Excise Tax. Executive and the

Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 3. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 3 shall be borne by the Company.
     4. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of Executive’s employment as of the date hereof, in accordance with the JAMS Employment Arbitration Rules and Procedures then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Any dispute or controversy or claim in connection with this Agreement shall be reviewed based on the de novo standard of review with respect to any determinations made by the Company. In the event that Executive substantially prevails in any such dispute, controversy or claim, all costs and reasonable attorneys’ fees paid or incurred by Executive in connection with such dispute, controversy or claim shall be paid or reimbursed by the Company.
     5. Amendment and Termination. This Agreement may not be amended or terminated without written consent by both Executive and the Company.
     6. Employment and Assumption by a Successor. In the event that a successor entity to the Company by virtue of a Change in Control (a “Successor”) (i) offers Executive employment under terms and conditions which, if provided by the Company, would not constitute a (I) change in required location as described in Section 1(ii)(I) of this Agreement, (II) material diminution in Executive’s duties or responsibilities as described in Section 1(ii)(II) of the Agreement, or (III) reduction in Executive’s base salary or material reduction in compensation opportunities as described in Section 1(ii)(III) of this Agreement, and (ii) assumes all obligations of the Company under this Agreement, then (x) if Executive does not accept such offer of employment, she will not be entitled to any Severance Benefits under Section 1 of this Agreement in the event Executive’s employment is terminated on account of the failure to accept such employment, and (y) if Executive does accept such employment, on and after the effective date of such employment with a Successor, all references in the Agreement to “Company” shall be deemed to be references to the Successor (except where the context requires otherwise) and the Successor shall be liable for the payment of all Severance Benefits as provided in Section 1 of this Agreement in connection with any termination of employment described in clause (i) or (ii) of Section 1 of this Agreement which occurs after Executive accepts employment with a Successor or one of its subsidiaries. Except as otherwise provided in this Section 6, none of the rights or obligations of either of the parties to the Agreement may be assigned or assumed without the written agreement of Executive and the Company.
     7. No Duty to Mitigate; Obligations of the Company. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement by seeking employment with a new employer or otherwise, nor shall any such payment or benefit be reduced by any compensation or benefits that Executive may receive from employment by another employer. Except as otherwise provided by this Agreement, the obligations of the Company to make payment to Executive as described herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or any third party at any time.
     8. Facility of Payment. If Executive is under legal disability or, in the Company’s reasonable opinion, is in any way incapacitated so as to be unable to manage her affairs, the Company may cause payments or benefits that would otherwise be provided to such person to be provided to Executive’s legal representative for her benefit or to be applied for the benefit of such person in any other manner that the Company may determine. Such provision shall completely discharge the liability of the Company for payments and benefits hereunder.
     9. Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (i) payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A of the Code, and (ii) Executive is a “specified employee” under Section 409A of the Code, then only to the extent required to avoid Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earliest date following Executive’s “separation from service” within the meaning of Section 409A which will permit Executive to avoid such additional tax or interest. The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.
     10. Confidential Information and Return of Company Property. Executive recognizes and acknowledges that all information pertaining to the affairs, business, results of operations, accounting methods, practices and procedures, members, acquisition candidates, financial condition, clients, customers or other relationships of the Company (“Information”) is confidential and is a unique and valuable asset of the Company. Executive shall not, at any time, including following Executive’s separation from service with the Company, give to any person, firm, associate, corporation, or governmental agency any Information, except as may be required by law. Executive will not make use of the Information for Executive’s own purposes or for the benefit of any person or organization other than the Company. Executive will also use Executive’s best efforts to prevent the disclosure of Information by others. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking for a protective order or other appropriate protection of such information). Nothwithstanding clauses (i) and (ii) of the proceeding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. All records, memoranda, etc. relating to the business of the Company are confidential and will remain the property of the Company. Executive shall return all Company property to the Company within three days of the effective date of Executive’s separation from service. If Executive violates the terms of this Section 10, the Company will be entitled, upon making the requisite showing, to, among other things, preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section 10 without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies the Company may have under this Agreement.
     11. Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

a.	If to the Company,
PHH CORPORATION
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
Attn: General Counsel

b.	If to Executive, at the home address which Executive most recently communicated to the Company in writing.

c.	With a copy to:	James H. Smith III, Esq.
Lindhorst & Dreidame LPA
312 Walnut Street, Suite 3100
Cincinnati, Ohio 45202
     Either party may provide the other with notice of a change of address, which shall be effective upon receipt.
     12. Gender and Number. A pronoun or adjective in the masculine gender includes the feminine gender and vice versa, the singular includes the plural and the plural includes the singular, unless the context clearly indicates otherwise.
     13. Waiver of Certain Severance Benefits. Executive hereby agrees to waive any rights to receive severance benefits under the Company’s Severance Pay Plan for Officers or the Company’s Severance Pay Plan for Non-Officers, as applicable, during the period commencing on the effective time of a Change in Control and ending after the first anniversary of the effective time of a Change in Control.
     14. Governing Law. This Agreement shall be construed, administered and enforced in accordance with the laws of the State of New Jersey to the extent not superseded by federal law.

     15. Integration with Other Benefit Programs. Except as provided in Section 13, benefits payable under this Agreement will not increase or decrease the benefits otherwise available to Executive under any of the Company’s retirement plans, welfare plans or any other employee benefit plans or programs unless otherwise expressly provided in any particular plan or program.
     16. No Employment Rights Created. This Agreement does not constitute a contract of employment and the Agreement does not give any person the right to be retained in the employ or service of the Company.
     17. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement shall remain operative and in full force and effect.
     18. Tax Withholding. The Company retains the right to withhold from any amounts due under this Agreement, any income, employment, payroll, excise and other taxes as the Company may, in its sole discretion, deem necessary.
     19. Successors. This Agreement shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.
     20. Counterparts. For convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.
***Signature on Following Page***

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date written below.

Executed this 13 day of October, 2008 /s/ Sandra Bell Sandra Bell PHH CORPORATION
By:	/s/ Terence W. Edwards
Its: President & CEO
Date: October 13, 2008